Exhibit 10.3

Summary Description of Severance Arrangement with Stephen DeSantis

Mr. DeSantis shall be entitled to a severance payment in the amount of twelve months’ salary and twelve months’ continued benefits, plus a pro-rated bonus beginning June 30, 2005, provided that Mr. DeSantis remains employed by TCI Solutions, Inc. (“TCI”) through June 30, 2005 or is terminated without cause (as defined in his employment agreement with TCI) prior to June 30, 2005 (in which case he will receive such amounts upon his termination). If Mr. DeSantis is terminated for cause, as defined in his employment agreement, or if he resigns prior to June 30, 2005, he will not be entitled to the aforementioned severance and benefits. Mr. DeSantis shall be entitled to a bonus of $39,000 if he remains employed through June 30, 2005 or is terminated by TCI without cause prior to June 30, 2005. Mr. DeSantis shall also be entitled to a bonus of $19,500 for each quarter he remains employed with TCI after June 30, 2005, which bonus shall be pro-rated for partial periods, if any. Payments under the above-described severance arrangement are intended to be in lieu of, and not in addition to, payments and benefits Mr. DeSantis would otherwise be entitled to under his employment agreement.